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                                                                     EXHIBIT 2.1


                               EXCHANGE AGREEMENT


         THIS AGREEMENT ("Agreement") is entered into this 15th day of July, 2003 between KERR-McGEE ROCKY MOUNTAIN CORPORATION, a Delaware corporation ("KMG"), with offices at 1999 Broadway, Suite 3600, Denver, Colorado 80202, and UNITED STATES EXPLORATION, INC., a Colorado corporation ("UXP"), with offices at 1560 Broadway, Suite 1900, Denver, Colorado 80202. "Assignor" shall mean the party hereto which is to assign its rights in the Properties as of the Effective
Time: namely, KMG is the Assignor with regard to UXP Purchase Properties and UXP is the Assignor with regard to the KMG Purchase Properties. "Assignee" shall mean the party hereto which is to own the Properties after the Effective Time: namely, KMG is the Assignee with regard to KMG Purchase Properties, and UXP is the Assignee with regard to UXP Purchase Properties. The term "Properties" shall be used throughout this Agreement and shall generally refer to either the KMG Purchase Properties or the UXP Purchase Properties, as the context requires. The term "Wells" shall be used throughout this Agreement and shall generally refer to either the KMG Purchase Wells or the UXP Purchase Wells, as the context requires.

1. UXP Purchase Properties. "UXP Purchase Properties," shall mean those properties that UXP is to receive from KMG as follows:

         (a) All of KMG's right, title and interest in the oil and gas wells described on Exhibit A-1 to this Agreement ("UXP Purchase Wells") and all of KMG's right, title and interest in and to the leases described on Exhibit A-2 to this Agreement, insofar and only insofar as such leases cover and relate to the lands described on Exhibit A-2 ("UXP Purchase Leases"). Except for any injection or disposal wells as provided in bold at the end of this paragraph, it is the intent of KMG to convey all of its right, title and interest in and to all wells located within the tracts containing 320 acres (more or less) described on Exhibit A-3, whether or not such wells are described on Exhibit A-1. It is also the intent of KMG to assign any after "payout" or other future right to a working interest in any of the UXP Purchase Leases and UXP Purchase Wells assigned herein and created pursuant to any of the contracts and agreements under Section 1(c) below. Any depth limitation set forth on Exhibit A-2 is for informational purposes only as KMG intends to assign all of the right, title and interest it may own as to all depths insofar as such leases cover and relate to the lands described on Exhibit A-2; and

         (b) All of KMG's right, title and interest in the personal property and fixtures used in connection with the operation of the UXP Purchase Wells, including, but not limited to, all lease equipment, wells, tanks and all other equipment associated with such UXP Purchase Wells as of the Effective Time; and


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         (c)      The rights and obligations existing under certain contracts and agreements, insofar as such contracts and agreements benefit or burden the UXP Purchase Wells and the UXP Purchase Leases, including, but not limited to, operating agreements, pooling agreements, unit agreements, segregation agreements, farmout agreements, rights of way, easements, surface agreements, assignments, any gas gathering, processing and marketing contracts KMG has in place with Duke Energy Field Services, oil purchase contracts with Valero Energy Corp. and ConocoPhillips, or purchase and sale agreements; and

         (d) All of KMG's right, title and interest in the oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the accounts and proceeds from the sale of all of the foregoing to the extent such production is produced after the Effective Time from the UXP Purchase Wells and UXP Purchase Leases; and

         (e) Copies of the files, records, data and other documentary information ("Data") maintained by KMG pertaining to the UXP Purchase Wells and UXP Purchase Leases but excluding the following: (i) all of KMG's internal appraisals and interpretive data related to the UXP Purchase Leases and UXP Purchase Wells, (ii) proprietary information, including without limitation all engineering evaluations prepared by or on behalf of KMG, (iii) any seismic, geological or geophysical information and data that are interpretive in nature, and (iv) all information subject to a privilege.

         The UXP Purchase Properties shall exclude a) any injection or disposal well and/or related production equipment associated with such a well which is located on the UXP Purchase Leases, including without limitation the tank batteries and other equipment located in the N/2 of
         Section 3, T1N-R68W which are related to certain disposal wells owned by KMG in the S/2 of Section 3, T1N-R68W as well as any surface use, rights-of-way or other agreements related to such tank batteries and equipment, and b) any and all assets or equipment owned by Kerr-McGee Gathering LLC or Resource Gathering Systems, Inc., including without limitation, all gathering lines, pipe lines or gathering equipment and facilities operated by Kerr-McGee Gathering LLC or Resource Gathering Systems, Inc.

2. KMG Purchase Properties. "KMG Purchase Properties" shall mean those properties that KMG is to receive from UXP as follows:

         (a) All of UXP's right, title and interest in the oil and gas wells described on Exhibit B-1 to this Agreement ("KMG Purchase Wells") and all of UXP's right, title and interest in and to the leases described on Exhibit B-2 to this Agreement, insofar and only insofar as such leases cover and relate to the lands described on Exhibit B-2 ("KMG Purchase Leases") Except for any injection or disposal wells as provided in bold at the end of this paragraph, it is the intent of UXP to convey all of its right, title and interest in and to all wells located within the tracts containing 320 acres (more or less) described on Exhibit B-3, whether or not such wells are described on Exhibit B-1.


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                  It is also the intent of UXP to assign any after "payout" or other future right to a working interest in any of the KMG Purchase Leases and KMG Purchase Wells assigned herein and created pursuant to any of the contracts and agreements under
                  Section 2(c) below. Any depth limitation set forth on Exhibit B-2 is for informational purposes only as UXP intends to assign all of the right, title and interest it may own as to all depths insofar as such leases cover and relate to the lands described on Exhibit B-2; and

         (b) All of UXP's right, title and interest in the personal property and fixtures used in connection with the operation of the KMG Purchase Wells, including, but not limited to, all lease equipment, wells, tanks and all other equipment associated with such KMG Purchase Wells as of the Effective Time; and

         (c) The rights and obligations existing under certain contracts and agreements, insofar as such contracts and agreements benefit or burden the KMG Purchase Wells and KMG Purchase Leases, including, but not limited to, operating agreements, pooling agreements, unit agreements, segregation agreements, farmout agreements, rights of way, easements, surface agreements, assignments, any gas gathering, processing and marketing contracts UXP has in place with Duke Energy Field Services, that certain Gas Purchase and Sale Agreement dated May 14, 1975 between Union Pacific Resources Co. and Vessels Gas Processing, Ltd. insofar and only insofar as such contract relates to UXP's interest in the Haley 1 41-13 well, or purchase and sale agreements, but expressly excluding that certain Exploration Agreement dated April 9, 1998 among Union Pacific Resources Company (now known as Anadarko E&P Company,
                  LLC), Union Pacific Land Resources Corporation (now known as Anadarko Land Corp.) and UXP (the "Exploration Agreement") and further excluding, as of August 1, 2003, any oil purchase contracts; and

         (d) All of UXP's right, title and interest in the oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the accounts and proceeds from the sale of all of the foregoing to the extent such production is produced from the KMG Purchase Wells and KMG Purchase Leases after the Effective Time; and

         (e) Copies of the Data maintained by UXP pertaining to the KMG Purchase Wells and KMG Purchase Leases but, excluding the following: (i) all of UXP's internal appraisals and interpretive data related to the KMG Purchase Leases and KMG Purchase Wells, (ii) proprietary information, including without limitation all engineering evaluations prepared by or on behalf of UXP, (iii) any seismic, geological or geophysical information and data that are interpretive in nature, and (iv) all information subject to a privilege.

         The KMG Purchase Properties shall exclude any interest of UXP in any injection or disposal well and/or related production equipment associated with such a well which is located on the


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         KMG Purchase Leases, including without limitation, the Emery 31-13 injection well, located in the NW/4NE/4 of Section 13, Township 1 North, Range 68 West, Weld County, Colorado.

3. Segregation Agreement. With respect to the E/2 of Section 19, T2N-R65W, and the N/2 of Section 15, T2N-R66W, the parties hereby agree at Closing to enter into and execute Segregation Agreements substantially in the forms set forth on Exhibits G-1 and G-2 attached hereto.

4. Exchange of Properties. In consideration of the covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         (a) Subject to the provisions of this Agreement, on the Closing Date KMG shall exchange with and assign to UXP the UXP Purchase Properties as of the Effective Time; and

         (b) Subject to the provisions of this Agreement, on the Closing Date UXP shall exchange with and assign to KMG the KMG Purchase Properties as of the Effective Time.

5. Reserved Interests. Assignor shall reserve and except from the exchange of the Properties in favor of itself, its successors and assigns all accounts receivable attributable to the Properties being assigned that are, in accordance with generally accepted accounting principles, attributable to the period prior to the Effective Time.

6. Allocated Values. The allocated value for the personal property that is a part of the UXP Purchase Properties, as allocated by KMG, is set forth on a Property-by-Property basis on Exhibit A-1 and the allocated value for the personal property that is a part of the KMG Purchase Properties, as allocated by UXP, is set forth on a Property-by-Property basis on Exhibit B-1.

7. Preliminary Settlement Statement. At Closing, KMG and UXP shall execute and deliver a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement") that shall set forth the payments to be made to each other as set forth in this Agreement and the calculation used to determine such amount. Four days prior to Closing, UXP shall provide KMG with any settlement information and calculations available for KMG to prepare a Preliminary Settlement Statement. KMG shall prepare and provide to UXP the Preliminary Settlement Statement for the Properties one day prior to Closing for UXP's review and approval.

8. Adjustments. The Preliminary Settlement Statement shall include an upward value adjustment for UXP in the amount of $282,410.40 for expenses attributable to the oil and gas wells described on Exhibit D. Insofar as such information is available at Closing, the Preliminary Settlement Statement shall also include an upward value adjustment to the Assignor for expenses attributable to its Properties after the Effective Time which were paid by Assignor and a downward value adjustment for the Assignor for all revenues from


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


         production from its Properties since the Effective Time which have been received by and disbursed to the Assignor prior to the Closing Date.

9.       Conditions to Closing.

         (a) Conditions to Obligations of KMG. The obligations of KMG to consummate the transactions contemplated by this Agreement, are subject, at the option of KMG, to the satisfaction or waiver of the following conditions:

                  (1) UXP shall have received all necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with the sale and transfer of the KMG Purchase Properties and all necessary waivers of preferential and similar rights of third parties to purchase any portion of the KMG Purchase Properties shall have been obtained, including without limitation all consents and waiver of rights-of-first refusal from Anadarko Petroleum Corporation and its subsidiaries; excluding, however, any consents, permissions, novations and approvals customarily obtained after Closing.

                  (2) UXP shall have obtained any necessary releases from the purchaser of the oil and condensate on the KMG Purchase Properties.

                  (3) UXP shall have obtained a release of any mortgages with liens for borrowing money which cover the KMG Purchase Properties, including without limitation, such liens and mortgages associated with that certain Mortgage, Security Agreement, Assignment and Financing Statement dated 8/20/2000 and recorded August 31, 2000 at Reception No. 2791032 in the real property records of Weld County, Colorado, executed by UXP for the benefit of Bank of Oklahoma, N.A.

                  (4) UXP shall have obtained an amendment to the Exploration Agreement, releasing the KMG Purchase Properties from the Exploration Agreement.

                  (5) UXP shall have obtained a release of the KMG Purchase Properties from that certain Gas Gathering Agreement dated March 29, 1993 by and between UXP and Kerr-McGee Gathering LLC.

                  (6) UXP shall prepare necessary letters in lieu of transfer orders covering the KMG Purchase Wells and provide copies to KMG for review and approval by noon on July 11, 2003.

         (b) Conditions to Obligations of UXP. The obligations of UXP to consummate the transactions contemplated by this Agreement, are subject, at the option of UXP, to the satisfaction or waiver of the following conditions:

                  (1) KMG shall have received all necessary consents, permissions, novations and


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                           approvals by third parties or governmental
                           authorities in connection with the sale and transfer of the UXP Purchase Properties and all necessary waivers of preferential and similar rights of third parties to purchase any portion of the UXP Purchase Properties shall have been obtained, including without limitation all consents from Anadarko Petroleum Corporation and its subsidiaries; excluding, however, any consents, permissions, novations and approvals customarily obtained after Closing.

                  (2) KMG shall have obtained an amendment to that certain Gas Processing Agreement dated August 1, 1997 between KMG (successor to Amoco Production Company) with BP America Production Company (successor to Amoco Production Company), releasing the UXP Purchase Properties from such Gas Processing Agreement.

                  (3) KMG shall have obtained any necessary consents from the purchasers of the oil and condensate on the UXP Purchase Properties.

                  (4) KMG shall have received and recorded instruments evidencing satisfaction and termination of the Wattenberg Gas Investments LLC Option Exercise Production Payment and the Westtide Investments, LLC Option Exercise Production Payment.

                  (5) KMG shall have obtained a release of the UXP Properties from the March 15, 1993 Gas Gathering Agreement, between Kerr-McGee Gathering LLC (formerly KN Gas Gathering Inc.) and KMG, and the July 16, 1992 Gas Gathering Agreement, KN Contract No. 25000 (as amended) between Kerr-McGee Gathering LLC (formerly KN Gas Gathering Inc.) and KMG.

                  (6) KMG shall prepare necessary letters in lieu of transfer orders covering the UXP Purchase Wells and provide copies to UXP for review and approval by noon on July 11, 2003.

10. Closing and Closing Documents. The parties shall close the transaction contemplated by this Agreement (the Closing) on or before July 15, 2003, or such other time which is mutually acceptable to the parties (the "Closing Date"). At the Closing, the parties shall deliver the following documents:

         (a) Each respective Assignor shall convey to its Assignee all of Assignor's right, title, and interest in the respective Properties by executing, acknowledging and delivering a recordable blanket Assignment, Bill of Sale and Conveyance, substantially in the form attached hereto as Exhibit C, modifying the name of Assignor and Assignee as appropriate. As appropriate, Assignor shall also execute, acknowledge, and deliver separate assignments of the Properties on officially approved forms to satisfy applicable statutory and regulatory requirements;


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         (b)      Each respective Assignor shall execute and deliver to its
                  Assignee a Colorado Oil and Gas Conservation Commission Form 10, Change of Operator form for each Property operated by such Assignor.

         (c) Assignor and Assignee shall execute and deliver to the other the Preliminary Settlement Statement.

         (d) KMG and UXP shall execute and deliver to the intended recipient and the other party hereunder such letters in lieu of transfer orders which are reasonable or necessary to effectuate the transactions contemplated hereunder.

         (e) Each Assignor shall provide evidence that all consents and approvals prerequisite to the sale and conveyance of its Properties (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) have been obtained (including without limitation the consents set forth and described in
                  Section 9), as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties.

         (f) KMG and UXP shall execute, acknowledge and deliver to the other Pooling Agreements covering T2N-R65W, Section 19: E/2 and T2N-R66W, Section 15: N/2.

         (g) KMG and UXP shall execute, acknowledge and deliver to the other the Segregation Agreements, substantially in the forms attached hereto as Exhibits G-1 and G-2.

         (h) KMG or UXP, as appropriate, shall deliver to the other the net amount of any payment owing after calculating the adjustments set forth on the Preliminary Settlement Statement.

         (i) The parties shall execute and deliver any other documents reasonably requested by either party in order to effectuate the rights granted herein.

11. Delivery of Data. Assignor shall deliver copies of the Data to Assignee within thirty (30) days after the Closing Date. Each party agrees to pay an amount equal to one-half of any outside copying charges for Data and the Final Settlement Statement shall include an adjustment for all such copying charges. The Data provided to Assignee shall not include any confidential correspondence, and shall not include any information which, if disclosed, would cause Assignor to breach any contract or agreement. Assignor may retain originals of the Data. Assignor makes no representations or warranties as to the accuracy or completeness of the Data. Assignor shall not allow Assignee access to geophysical or seismic records if by so doing it would be in breach of any contract or agreement. If Assignee, in its reasonable opinion, desires to review or copy information maintained by Assignor for a Property that is not included in the Data, excluding any seismic or geological or geophysical information and data that is interpretive in nature, and Assignor is not precluded under obligations of confidence from disclosing such information, upon request to


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         Assignor and reasonable advance notice, Assignee may review such information in the office of Assignor during normal business hours or make a copy of such information at the consent of Assignor.

12. Effective Time. The ownership of the Properties shall be transferred from Assignor to Assignee on the Closing Date, effective as of 8:00 a.m. at the location of the Properties on January 1, 2003 (the "Effective Time"). Assignor shall be entitled to all amounts realized from, and accruing to, the Properties prior to the Effective Time, including the right to all production in storage (less one foot for basic sediment and water) and not previously sold by Assignor (gauged by the operator of the Property as of the Effective Time), with each Assignor valuing such production in storage in accordance with its own oil purchase contracts or the operator's oil purchase contract, if operator was selling Assignor's oil under operator's contract; including oil in processing and inventory; and shall be responsible for all expenses for the development and operation of the Properties prior to the Effective Time. Assignee shall be entitled to any amounts realized from, and accruing to, the Properties subsequent to the Effective Time and shall be responsible for all expenses for the development and operation of the Properties subsequent to the Effective Time. The Preliminary Settlement Statement and the Final Settlement Statement shall include payments between the parties as appropriate consistent with the above allocation of expenses and revenues, which shall include an upward value adjustment to Assignor for Assignor's share of oil in storage (less one foot for basic sediment and water) using the price in effect on December 31, 2002.

13. Covenants and Agreements of Assignor. During the period from the Effective Time to the Closing Date, Assignor agrees, unless specifically waived by Assignee in writing, as follows:

         (a) Subject to the provisions of applicable operating and other agreements, Assignor shall continue to operate and administer the Properties to be assigned by Assignor in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to such Properties in substantially the same manner as before execution of this Agreement and shall file any required reports in a timely manner, including production reports, for the time period up to the June 30, 2003, whether such reports are due before or after the Closing Date.

         (b) Assignor has not incurred any operating or capital expenditures or entered into any contracts and agreements relating to the Properties to be assigned by Assignor that involve individual commitments of more than $5,000 net to Assignor's interest in any month.

         Notwithstanding the foregoing, certain interim letter agreements dated February 26, 2003 and February 28, 2003 have been entered into between the parties regarding specific wells and locations operated by KMG. The parties acknowledge and agree that with respect to those specific wells and locations only, operations shall be conducted and expenditures incurred in accordance with the terms of the interim letter agreements entered into between the parties.


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14.      Covenants and Agreements of Assignee. Assignee shall, subject to the applicable terms of existing operating agreements, take over operations as of 8:00 a.m. local time at the wellsites on the day following the Closing Date, with respect to Assignor-operated Wells included in the Properties assigned to Assignee at the Closing. Assignee shall file any required reports in timely manner, including production reports, for the month of July. Assignor shall use its best efforts (without expending money or extraordinary amounts to time) to recommend to the other working interest owners that Assignee succeed Assignor as operator, but Assignor has no obligation to assure that Assignee will succeed Assignor as operator. Upon taking over operations, Assignee will post all necessary state, federal and local bonds and shall assist Assignor in having Assignor's existing bonds released, or in the alternative, having the Wells operated by Assignee released from Assignor's existing bond.

15. Assumption of Liabilities and Indemnity. If Closing occurs, and except for title and environmental matters which are governed exclusively under paragraphs 20 and 21:

         (a) EXCEPT TO THE EXTENT ALLOCATED TO ASSIGNOR UNDER PARAGRAPH 15(b), ASSIGNEE SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS ASSIGNOR, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH ANY "ASSIGNEE OBLIGATIONS", WHICH SHALL INCLUDE ALL COSTS, RISKS, LIABILITIES, AND OBLIGATIONS ATTRIBUTABLE TO THE PROPERTIES ASSIGNED TO IT THAT RELATE TO PERIODS BEFORE OR AFTER THE EFFECTIVE TIME.

         (b) ASSIGNOR SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS ASSIGNEE, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH ANY CLAIMS THAT RELATE TO PERIODS BEFORE THE EFFECTIVE TIME AND THAT ARE ASSERTED BY A THIRD PARTY ARISING FROM OR IN CONNECTION WITH THE PROPER PAYMENT OF ROYALTY AMOUNTS DUE (OTHER THAN ERRORS IN PAYMENT DUE TO CLERICAL ERRORS OR TITLE OR DIVISION ORDER MISTAKES OR VARIANCE), INCLUDING WITHOUT LIMITATION, ANY CLAIMS RELATING TO MARKETING OR TRANSPORTATION DEDUCTIONS. For purposes of this paragraph a "Claim" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including reasonable attorneys' fees and costs of litigation) which are brought by or owed to a Third Party. A "Third Party" means any person or entity, governmental or otherwise, other than Assignor and Assignee, and their respective affiliates, but regardless expressly including Anadarko E&P Company, LLC and Anadarko Land Corp. and their successors.

16. Contracts. Assignee shall assume and agree to perform under the contracts and agreements that benefit and burden the Properties as of the Effective Time, except for such contracts specifically excluded under Section 1(c) or 2(c), as applicable. Assignor represents and warrants that other than the gas gathering, gas processing or gas marketing contacts or oil purchase contract described on Schedule 16, the Properties being conveyed are undedicated. Except for the contracts described on Schedule 16, Assignee shall be responsible to provide for its own gas gathering, gas processing and gas marketing arrangements and its own oil purchase arrangements and Assignee shall not be entitled to rely on or have any rights in Assignor's other prior, existing or future gas gathering, gas processing or gas marketing contracts or oil purchase contracts.

17. Warranties. The assignment from Assignor to Assignee shall be made without warranty of title to the Properties, either express or implied, except that the Properties shall be conveyed to Assignee free and clear of all liens and encumbrances created by, through, and under Assignor. Assignee assumes the risk of condition of the Properties, including compliance with all laws, rules, orders and regulations affecting the environment, whether existing before or after the Closing Date. The Assignment and Bill of Sale from Assignor to Assignee shall disclaim any warranty of merchantability or fitness for particular purpose as to the personal property and Assignee shall accept the personal property "As Is," in its present location and condition.

18.      Representation of Assignor.

         (a) KMG, as Assignor, hereby represents that except as set forth on the attached Schedule 18, there is no action, suit, or proceeding (including, without limitation, takings under condemnation or eminent domain) pending, or to the knowledge of Assignor threatened, against the UXP Purchase Properties. Except as set forth on the attached Schedule 18, there is no claim or demand (including, without limitation, takings under condemnation or eminent domain) pending, or to the knowledge of Assignor threatened, against the UXP Purchase Properties which would have a material adverse affect on the value, operation or Assignor's ownership of the affected UXP Purchase Property (measured individually and in the aggregate). KMG further represents, as Assignor, that during the period from March 15, 2003 to the Closing Date, to its knowledge there was no material change in the title and environmental condition of the UXP Purchase Properties.

         (b) UXP, as Assignor, hereby represents that there is no action, suit, or proceeding (including, without limitation, takings under condemnation or eminent domain) pending, or to the knowledge of Assignor threatened, against the KMG Purchase Properties. There is no claim or demand (including, without limitation, takings under condemnation or eminent domain) pending, or to the knowledge of Assignor threatened, against the KMG Purchase Properties which would have a material adverse affect on the value, operation or Assignor's ownership of the affected KMG Purchase Property (measured individually and in the aggregate). UXP further represents, as Assignor, that during the period from March 15, 2003 to the Closing Date, to its knowledge there was no material change in the title and environmental condition of the KMG Purchase Properties.

19. Representation of Assignee. KMG and UXP, as Assignee, each represent that it is experienced and knowledgeable in the oil and gas business and is aware of its risks. Assignee acknowledges that Assignor has made no representations or warranties whatever, express or implied, as to the reserves attributable to the Properties or the value thereof, as to the condition or state of repair of any of the Properties or as to the legal, tax or other consequences of the transaction contemplated by this Agreement. In entering into this Agreement, Assignee has relied solely upon its independent investigation of, and judgment with respect to, such matters. Assignee acknowledges and accepts the risks and absence of liquidity inherent in ownership of the Properties.

20. Review Period. From and after February 19, 2003, Assignee had the right, at reasonable times during normal business hours, to conduct its investigation into the status of the title and environmental condition of the Properties. All information regarding the Properties furnished by Assignor to Assignee was furnished to Assignee solely as a courtesy, and Assignor makes no representation or warranties concerning its accuracy or completeness, and assumes no liability for any use by Assignee whatsoever. Assignee agrees that any inspection it conducted of the Properties was at its sole cost and risk and agrees to hold harmless and indemnify Assignor for any damages or injury of any kind incurred by any party as the result of such inspection. Assignee agrees that during the course of conducting such investigation, Assignee did not discover any environmental or title defects materially affecting the Properties, and therefore, all environmental and title defects are deemed waived. Assignor shall be released from any liability therefor, the parties shall proceed with Closing, Assignor shall be under no obligation to correct any defect, and Assignee shall assume the risks, liability and obligations associated with any such defects.

21. Defect Remedies. Assignee shall have no remedy for any title or environmental defect after the Closing Date.

22. Casualty Loss. If subsequent to the date of this Agreement and, prior to the Closing, all or any material portion of the Properties to be conveyed to Assignee at the Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Assignee shall receive such interest notwithstanding any such destruction, taking or pending or threatened taking. Assignor shall, at the Closing, pay to Assignee all sums paid to Assignor by third parties by reason of the destruction or taking of such Properties to be assigned to Assignee, and shall assign, transfer and set over unto Assignee all of the right, title and interest of Assignor in and to any unpaid awards or other payment from third parties arising out of the destruction, taking or pending or threatened taking as to such interest to be conveyed to Assignee. In addition, Assignor shall pay to Assignee the amount of Assignor's deductible under the applicable insurance policy or policies. Assignor shall not voluntarily compromise, settle or adjust any material amount payable by reason of any material destruction, taking or pending or threatened taking as to the interest to be conveyed to Assignee without first obtaining the written consent of Assignee.

23. Taxes. Severance, conservation and other production taxes attributable to the production from the Properties shall be the obligation of the party entitled to such production. Each party will be responsible for the collection of the tax and the filing of any severance tax reports attributable to the production for which they were entitled, except as provided in Section 13(a) hereinabove.

         Ad valorem and personal property taxes attributable to the Properties shall be prorated between Assignee and Assignor as of the Effective Time as described below. Both parties understand and agree that the payment of ad valorem and personal property taxes is generally the obligation of the operator. The operator typically withholds or collects such taxes from other interest owners and remits full payment to the proper taxing authority. Based on this understanding, (i) KMG will be responsible for the payment of ad valorem taxes attributable to the UXP Purchase Properties for the 2002 tax assessment year, which are based on the value of 2001 production and payable in 2003, (ii) UXP will be responsible for the payment of ad valorem taxes attributable to the UXP Purchase Properties for the 2003 tax assessment year, which are based on the value of 2002 production and payable in 2004, (iii) UXP will be responsible for the payment of ad valorem taxes attributable to the KMG Purchase Properties for the 2002 tax assessment year, which are based on the value of 2001 production and payable in 2003, and (iv) KMG will be responsible for the payment of ad valorem taxes attributable to the KMG Purchase Properties for the 2003 tax assessment year, which are based on the value of 2002 production and payable in 2004. These estimates will be adjusted, if necessary on the Final Settlement Statement at which time they will be final with no further adjustments being made for actual ad valorem taxes paid. Notwithstanding the foregoing, UXP and KMG agree that all monies held in escrow relating to withholdings on 2002 and 2003 production from interest owners other than UXP and KMG plus amounts from certain third party purchasers of oil and gas who have remitted ad valorem tax withholding to either UXP or KMG as non-operator of the Properties, UXP or KMG will remit the funds to the operator through the Final Settlement Statement.

         Personal property taxes assessed against the personal property and fixtures associated with the KMG Purchase Wells for the 2002 tax assessment year will be paid by UXP, and such taxes assessed against the personal property and fixtures associated with the UXP Purchase Wells for the 2002 tax assessment year will be paid by KMG. Any unpaid taxes will be included in the Preliminary Settlement Statement at Closing. These taxes will be adjusted, if necessary, on the Final Settlement Statement at which time they will be final with no further adjustments being made for actual personal property taxes paid.

24. Post Closing Accounting. An accounting shall be held no later than 90 days after the Closing Date. At that time Assignor shall furnish to Assignee a complete account as to all invoices paid and all revenues received attributable to all operations on, and production from, the Properties assigned to Assignee during the period from the Effective Time to the Closing Date. Such account shall be settled between the parties, within sixty days following expiration of the ninety days, by the payment of cash, as appropriate, pursuant to a Final Settlement Statement, to be prepared by Assignor and approved by both parties. Assignor shall not charge the Assignee COPAS or other general and administrative overhead for the Properties assigned to Assignee for the period between the Effective Time and the Closing Date.

25. Gas Balancing. The estimated volume and value of such underproduction or overproduction attributable to the KMG Purchase Properties through December 31, 2002 is set forth on a Property-by-Property basis on Exhibit E hereto, such value to be the weighted average cost of gas, based on the first of the month CIG index price, for each month prior to the Effective Time. UXP represents that Exhibit E reflects all of the gas imbalances which UXP believes exists on the KMG Purchase Properties as of the Effective Time. The estimated volume and value of such underproduction or overproduction attributable to the UXP Purchase Properties through December 31, 2002 is set forth on a Property-by-Property basis on Exhibit F hereto, such value to be the weighted average cost of gas, based on the first of the month CIG index price, for each month prior to the Effective Time. KMG represents that, except for any imbalance related to the Zarlengo 1-29 well, Exhibit F reflects all of the gas imbalances which KMG believes exists on the UXP Purchase Properties as of the Effective Time. The Preliminary Settlement Statement shall include an adjustment for the value of the underproduction or overproduction of gas attributable to the Assignor's interest in the Properties as of the Effective Time. Prior to the completion of the Final Settlement Statement, the Parties will use their best efforts to update (to July 31, 2003) the volume amounts listed on Exhibits E and F with respect to any royalty imbalances and the Final Settlement Statement shall include an adjustment for the value of royalty payments due to overproduction of gas attributable to the Assignor's interest in the Properties from the Effective Time through July 31, 2003. The Final Settlement Statement shall also include an adjustment for the value of the underproduction or overproduction of gas attributable to UXP's interest in the Zarlengo 1-29 well for all periods of time prior to the Effective Time. If Assignor and a third party operator (other than Assignee) disagree as to the amount of any imbalance, Assignee and Assignor shall mutually agree to an amount for purposes of this paragraph. After the completion of the Final Settlement Statement, there shall be no further adjustment made as to gas imbalances on any of the Properties and the Assignee shall be responsible for and administer all gas imbalance matters affecting the Properties received in the exchange by Assignee.

26. Operations Liability Upon Closing. Assignee will comply with all laws and governmental regulations with respect to all operations associated with the Wells assigned to it hereunder, including abandonment of wells, the compliance with laws or rules regarding the environment, and regarding inactive or unplugged wells, including bonding requirements, and surface work as specified in the applicable oil and gas leases or applicable law or regulation.

27. Post Closing Administrative Accounting Responsibilities. To the extent Assignor is presently involved in the administration of the Properties, Assignor shall retain the obligation and responsibility for the administration of the Properties for the period ending on the Closing Date. However, Assignor and Assignee recognize that Assignee's obligation to immediately assume administrative accounting responsibilities for the Properties upon Closing may be impractical and will present certain difficulties for both Assignor and Assignee in regards to transfer of such administrative responsibilities, timely and proper revenue distributions, payment of expenses, joint interest billings and the rendition of post-closing settlement statements.

         Therefore, to facilitate a convenient and proper transfer of the administrative accounting responsibilities relating to the Properties, Assignor and Assignee agree the administrative duties will be transferred from the Assignor to the Assignee in the following manner:

         (a)      Revenue Distributions:

                  (1) Assignor shall transfer, assign and deliver to Assignee all suspense funds (with the reason why such funds are held in suspense) associated with the KMG Purchase Properties and the UXP Purchase Properties, as applicable, as an adjustment under the Final Settlement Statement.

                  (2) Provided Assignor was responsible for disbursing revenues prior to Closing, Assignor shall retain such responsibility for distribution of revenues attributable to production through the end of the month of Closing. Such distribution shall be conducted by Assignor for revenues received through Assignor's cut-off date for revenue distribution during the second month following the month of Closing, making no changes to paydecks then in place.

                  (3) In the event Assignor should receive revenues subsequent to the Assignor's cutoff for its last revenue distribution, as described above, unless such revenues are for production prior to the Effective Time, Assignor shall remit such revenues to Assignee within five (5) business days, and Assignee shall be responsible for distributing all such amounts, including distributions to royalty owners.

                  (4) In the event Assignee should receive revenues for production from the Properties for the production period prior to Effective Time, Assignee shall remit such revenues, net of severance taxes and royalties, to Assignor within five (5) business days.

                  (5) After Closing any information on the Properties received by Assignor related to ownership changes and address changes will be remitted to the Assignee as soon as is practical.

         (b)      Payment of Expenses and Joint Interest Billings:

                  (1) Assignor shall pay, in a timely manner, all invoices, expenses and joint interest billings for such expenses received prior to Closing, excepting COPAS or other general and administrative expenses that the Assignor has agreed hereunder shall not be charged to Assignee after the Effective Time, which to the extent not reflected in the Preliminary Settlement Statement shall cause an upward value adjustment to Assignor on the Final Settlement Statement.

                  (2) In the event Assignor should receive invoices, expenses and joint interest billings on and after the Closing, unless such charges are for periods prior to the Effective Time (which shall be paid by Assignor), Assignor shall remit such invoices, expenses and joint interest billings to Assignee within five (5) business days, and Assignee shall be responsible for payment thereof.

                  (3) Assignor shall pay all invoices, expenses and joint interest billings attributable to the period prior to the Effective Time, except to the extent such expenses pertain to claims made by third parties that are covered by the Assignee indemnity set forth in paragraph 15. In the event Assignee should receive such invoices, expenses and joint interest billings attributable to the period prior to the Effective Time, Assignee shall remit such invoices, expenses and joint interest billings to Assignor within five
                           (5) business days and Assignor shall promptly pay the same.

                  (4) Assignor shall not allow any liens to encumber the Properties assigned, by non-payment of invoices, expenses and joint interest billings associated with such Properties.

28. Surface Access/Joint Use of Easements. To the extent Assignee may under the KMG Purchase Leases or the UXP Purchase Leases, as appropriate, or under any surface use agreement or rights-of-way affecting lands covered by such leases, Assignee hereby grants to Assignor and its affiliates a perpetual, non-exclusive, cost free right-of-way and surface lease on, over and through the Properties (including, without limitation, pipeline, utility and road usage rights-of-way, facility surface leases and all necessary rights of ingress and egress), to the extent reasonably necessary or convenient to allow Assignor and its affiliates to continue to access and conduct operations on or across the Properties at no cost to Assignee. Assignee agrees to execute any and all instruments deemed reasonably necessary by Assignor or its affiliates to further delineate the rights granted herein. Assignor shall defend, indemnify, save and hold harmless Assignee from any loss, damage, claim, demand, expenses (including reasonable attorneys' fees) which arise from Assignor exercising its rights under this Section 28.

29. Separation of Certain Joint Facilities. The parties acknowledge that as of the Closing Date, certain Wells that will be assigned share production facilities or consolidation lines with other oil and gas wells which are not being assigned. Therefore, the parties agree that immediately after the Closing, the following shall occur with respect to each of the following described Properties:

         (a) Shared Facilities on Champlin 86 Amoco "I" #1 and Champlin 86 Amoco "O" #8. As of the Closing Date, the Champlin 86 Amoco "I" #1 and Champlin 86 Amoco "O" #8 share a tank, separator, meter run and flowline/gathering line, as well as a water tank with another facility. The parties agree that on the day following the Closing Date, UXP will shut in the Champlin 86 Amoco "I" #1, and thereafter set new production facilities and re-route the Champlin 86 Amoco "I" #1 so that its flowline goes to the new production facilities. UXP will permit KMG to access this well to disconnect it from the gathering line. UXP will also be responsible for securing a gas market to this new facility. With respect to this well only the jointly shared production facilities will not be assigned to UXP and from and after the Closing Date, UXP shall have no rights to utilize the jointly shared production facility. The costs and expenses to set new production facilities and flowlines for the Champlin 86 Amoco "I" #1 shall be borne 100% by UXP.

         (b)      Shared Facilities on the Dechant 9-19A and the UPRR 38 PA X1
                  J. As of the Closing Date, the Dechant 9-19A and the UPRR 38 PA X1 J share an oil tank, water pit and separator and sell gas through a common Kerr-McGee Gathering LLC meter run. The parties agree that on the day following the Closing Date, KMG will shut in the Dechant 9-19A, and thereafter set new production facilities either on the surface location currently being used for the combined facility or on a separate location on KMG's leasehold, and re-route the Dechant 9-19A so that production is processed through the new production facility. KMG will also establish a new gas market to Kerr-McGee Gathering LLC on the surface location currently being used for the combined facility or on a separate location on KMG's leasehold, to establish a separate gas measurement into Kerr-McGee Gathering LLC. With respect to this well only the jointly shared production facilities will be assigned 100% to UXP and from and after the Closing Date, KMG shall have no rights to utilize the jointly shared production facility. The costs and expenses to set new production facilities for the Dechant 9-19A shall be borne 100% by KMG.

         (c) Flowline for Dechant 41-1. As of the Closing Date, the Dechant 41-1 is connected to a gathering line owned by Resource Gathering Systems, Inc. which flows into a Resource Gathering Systems, Inc CDP. Therefore, on the day following the Closing Date, UXP agrees to shut in the Dechant 41-1, and permit Resource Gathering Systems, Inc. to access this well and surface location in order to disconnect the Dechant 41-1 and remove the allocation meter currently being used on the production facility location. Kerr-McGee Gathering LLC shall then perform the necessary operations to tie the well directly into Kerr-McGee Gathering LLC gathering line and install a new custody transfer meter. All costs and expenses associated with the foregoing operations will be shared equally between KMG and UXP, and will be included in the Final Settlement Statement.

30.      LIABILITY AND JURY WAIVERS.

         (a) LIMITATION ON LIABILITY. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY REGARDING ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR A CLAIM OF BREACH HEREOF. THIS PROVISION SHALL NOT DIMINISH OR AFFECT IN ANY WAY THE PARTIES' RIGHTS OR OBLIGATIONS UNDER ANY INDEMNITIES PROVIDED FOR IN THIS AGREEMENT.

         (b) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

31. Termination Period. If the Closing has not occurred on or before the Closing Date, this Agreement shall automatically terminate unless KMG and UXP agree in writing to an extension.

32. Further Assurances. After Closing, KMG and UXP shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

33. Amendment. This Agreement may be amended only by written instrument executed by both KMG and UXP.

34. Brokers. Each party hereto indemnifies the other against any liability or expense for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation incurred by the indemnifying party in connection with this Agreement or any transaction contemplated hereby.

35. Expenses. Each party shall be solely responsible for expenses incurred in connection with this Agreement and shall not be entitled to reimbursement by the other party.

36. Survival. The terms of this Agreement shall survive closing and will not merge with any conveyance. The covenants, conditions, and other provisions of those paragraphs shall endure and, as to the Wells, shall run with the land covered by the Leases. They shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of those paragraphs in any given circumstance shall operate as a waiver, release, or forbearance of the provisions of the paragraphs as to any other circumstance.

37. Notices. All notices which are required or may be given pursuant to this Agreement shall be given in writing and delivered personally or by registered or certified mail, postage prepaid to the addresses of the parties first set forth above. All notices shall be deemed to have been given as of the date of receipt.

38. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements, negotiations, and understandings.

39. Governing Law. This Agreement shall be interpreted in accordance with the laws of the state of Colorado.

40. Press Release. Neither party shall make any press release or other announcement in connection with this Agreement without the prior written consent of the other, provided that this provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

KERR-MCGEE ROCKY MOUNTAIN
CORPORATION



By /s/ Alan C. Harrison
   -----------------------------
Name: Alan C. Harrison
Title: Vice President


UNITED STATES EXPLORATION, INC.



By /s/ Bruce D. Benson
   -----------------------------
Name: Bruce D. Benson
Title: President

                                    EXHIBITS

A-1      UXP Purchase Wells and Personal Property Values

A-2      UXP Purchase Leases

A-3      320 Acre Tracts for UXP Purchase Wells

B-1      KMG Purchase Wells and Personal Property Values

B-2      KMG Purchase Leases

B-3      320 Acre Tracts for KMG Purchase Wells

C        Form of Assignment, Bill of Sale and Conveyance

D        Credit Adjustments

E        Gas Imbalance/KMG Purchase Properties

F        Gas Imbalance/UXP Purchase Properties

G-1      Form of Segregation Agreement for T2N-R65W, Section 19:  E/2

G-2      Form of Segregation Agreement for T2N-R66W, Section 15: N/2

                (NOT INCLUDED AS PART OF EXHIBIT 2.1 TO FORM 8-K)

                                    SCHEDULES

Schedule 16 Gas Gathering, Gas Processing, Gas Marketing and Oil Purchase Contracts

Schedule 18    KMG Litigation

                (NOT INCLUDED AS PART OF EXHIBIT 2.1 TO FORM 8-K)